                                                                 EXHIBIT (12)(a)

                                   PACIFICORP
                       STATEMENTS OF COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES

                                                                   1994       1995       1996       1997       1998
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                               (IN MILLIONS OF DOLLARS)
Fixed Charges, as defined:*
  Interest expense.............................................  $   302.0  $   336.4  $   415.0  $   438.1  $   371.7
  Estimated interest portion of rentals charged to expense.....        5.6        4.5        4.1        6.6        5.7
  Preferred dividends of wholly owned subsidiary...............         --         --       15.3       32.9       42.9
                                                                 ---------  ---------  ---------  ---------  ---------
      Total fixed charges......................................  $   307.6  $   340.9  $   434.4  $   477.6  $   420.3
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Earnings, as defined:*
  Income from continuing operations............................  $   397.5  $   402.4  $   430.3  $   232.8  $   169.7
  Add (deduct):
    Provision for income taxes.................................      209.0      192.1      236.5      111.8       59.1
    Minority interest..........................................        1.3        1.4        1.8        1.9       (0.7)
    Undistributed income of less than 50% owned affiliates.....      (14.7)     (15.0)     (18.2)     (11.1)      10.3
    Fixed charges as above.....................................      307.6      340.9      434.4      477.6      420.3
                                                                 ---------  ---------  ---------  ---------  ---------
      Total earnings...........................................  $   900.7  $   921.8  $ 1,084.8  $   813.0  $   658.7
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges.............................       2.9x       2.7x       2.5x       1.7x       1.6x
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

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*   "Fixed charges" represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividend requirements of majority-owned subsidiaries. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and
    (e) undistributed income of less than 50% owned affiliates without loan guarantees.

                                      S-1